EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

(STANLEY M. BERGMAN)

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is dated as of June 30, 2008 (the “Effective Date”) by and between HENRY SCHEIN, INC., a Delaware corporation (the “Company”), and STANLEY M. BERGMAN (“Bergman”).

WHEREAS, Bergman is currently Chairman of the Board of Directors and Chief Executive Officer and President of the Company, and Bergman and the Company previously had entered into an Employment Agreement dated as of January 1, 2003, as subsequently amended as of December 16, 2005 (the “Agreement”);

WHEREAS, the Company and Bergman wish to amend and restate the Agreement to reflect changes that are necessary or advisable to comply with Section 409A of the Internal Revenue Code (“Section 409A”);

WHEREAS, the Company and Bergman are in the process of reviewing and considering the Section 409A changes and wish to utilize the additional time available under the law to make such changes;

WHEREAS, pursuant to Section 1.2 of the Agreement, the Company must give Bergman notice of a three-year extension of the Agreement (the “Extension Notice”) by June 30, 2008 and Bergman must advise the Company if he does not wish to extend the employment period within 90 days after such Extension Notice is given;

WHEREAS, in order for the parties to have additional time to review and consider the Section 409A changes and to make any additional changes as the parties may mutually agree, and pursuant to and in accordance with Section 10(c) of the Agreement, the parties now desire to amend the Agreement to provide that the Extension Notice may be provided by the Company to Bergman no later than September 30, 2008, and Bergman’s notice of non-extension must be provided to the Company no later than November 14, 2008.

NOW, THEREFORE, in consideration of the foregoing, the Company and Bergman agree as follows:

1.	Effective as of June 30, 2008, Section 1.2 of the Agreement shall be amended in its entirety to read as follows:

“1.2     EMPLOYMENT PERIOD. Bergman’s employment shall be for the period (the “Employment Period”) commencing on the Effective Date, and ending on the earlier of (i) December 31, 2008, as such date may be extended as provided below, or (ii) the date on which Bergman's employment is terminated earlier pursuant to Section 4 hereof. The Employment Period may be extended by the Company from time to time for successive three-year periods by giving Bergman notice (an “Extension Notice”) thereof at least six months but not more than twelve months prior to the date that the then applicable Employment Period is to expire. Notwithstanding the preceding sentence, the Employment Period shall not be extended if Bergman, within 90 days after any Extension Notice is given, advises the Company that he chooses not to extend the Employment Period (“Bergman’s Non-Extension Notice”). The date on which the Employment Period is scheduled to expire pursuant to whichever shall be the later of clause (i) above or the extended date as provided above is hereinafter referred to as the “Employment Expiration Date.” Notwithstanding anything herein to the contrary, in order to allow the Company and Bergman additional time to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the guidance issued thereunder, the Extension Notice may be provided by the Company to Bergman no later than September 30, 2008 and Bergman’s Non-Extension Notice must be provided to the Company no later than November 14, 2008.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of June 30, 2008.

HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
Name: Michael S. Ettinger
Title: SVP and General Counsel

/s/ Stanley Bergman
Stanley M. Bergman